UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 3, 2008

iPCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51844	36-4350876
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1901 North Roselle Road, Schaumburg, Illinois	60195
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 885-2833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On March 3, 2008, the Company amended its affiliation agreements between Sprint PCS and each of iPCS Wireless, Inc., Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, and entered into a Limited Waiver and Consent Agreement granting Sprint a limited waiver with respect to certain provisions of the Company’s July 2005 Forbearance Agreement with Sprint.

The amendments to the Company’s affiliation agreements with Sprint PCS resolve some of the ongoing operational and economic disputes between the parties, including the Company’s arbitration of Sprint’s proposed service bureau fees and the Company’s disagreement with respect to Sprint’s proposed reciprocal roaming rates, as well as disputed amounts relating to the settlement of data roaming expenses between the parties beginning in April 2007.  The amendments do not address the Company’s ongoing litigation with Sprint regarding Sprint’s 2005 merger with Nextel, which includes Sprint’s currently pending appeal of the 2006 Illinois circuit court ruling that Sprint must cease owning, operating and managing the Nextel wireless network in iPCS Wireless’s territory.

Below is a description of the material terms and provisions of the amendments:

  New rates for the back-office services that Sprint provides to the Company were set through 2010.  The new CCPU rates are $6.50 for 2008 (retroactive to January 1, 2008), $6.15 for 2009 and $5.85 for 2010, in each case subject to reduction as described below.  The new CPGA rate is $19.00 for 2008-2010 (retroactive to January 1, 2008).  The rates that the Company paid to Sprint in 2007 for these services were not changed.  The Company may elect to discontinue receiving customer care services or billing services or both upon 180 days prior written notice to Sprint.
  The CCPU rate in 2008 through 2010 will be reduced from the then current rate by $0.15 if the Company hits certain milestones with respect to its voluntary EV-DO Rev. A deployment.  Specifically, the rates set forth above will be reduced by $0.15 from the then current rate when the Company’s EV-DO Rev. A deployment covers at least 6 million POPs (population); by another $0.15 from the then current rate when the Company covers at least 7 million POPs; and by another $0.15 from the then current rate when the Company covers at least 9 million POPs.  As of December 31, 2007, the Company’s EV-DO Rev. A deployment covered approximately 2.5 million POPs.
  New reciprocal roaming rates with Sprint for voice and 2G data were set through 2010.  The per-minute rate will be $0.0400 per minute for 2008 (retroactive to January 1, 2008) and 2009 and $0.0380 per minute for 2010.  The per-minute voice and 2G data rate for 2007 was not changed.
  From January 1, 2008, through December 31, 2010, 3G data roaming with Sprint will no longer be settled separately.  The Company will no longer incur 3G data roaming expense with Sprint, nor will the Company receive 3G data roaming revenue from Sprint; provided, however, that the Company will continue to settle separately 3G data roaming with the other remaining PCS Affiliates of Sprint.  Commencing on January 1, 2010, either Sprint or the Company may initiate a review to determine whether the 3G data roaming ratio between Sprint and the Company has changed by more than 20% from the calendar year that is two years prior.  If the ratio has changed by more than 20%, then the parties will commence discussions as to whether an appropriate adjustment in other fees can be made to compensate for such change.  If the parties cannot agree, then the parties will revert to settling 3G data roaming separately effective January 1 of the year in which such review was initiated.  The per-kilobyte 3G data reciprocal roaming rate for 2007 was not changed.
  Sprint will make available to the Company, and will migrate the subscribers based in the Company’s territory to, Sprint’s new billing and customer care platform, “Ensemble,” as early as March 2008.
  The parties agreed to a framework for the potential deployment of high performance push-to-talk CDMA service, known as Q-Chat® technology, in the Company’s territory.  When Sprint is prepared to launch Q-Chat service, the Company may, but is not required to, launch Q-Chat service in its markets.  If the Company elects to launch Q-Chat, it may only do so in groupings of its markets where the Company has achieved EV-DO Rev. A coverage requirements determined by reference to Sprint’s iDEN subscriber usage.  The first grouping of markets will be the Grand Rapids, Michigan, markets.  The Company will have the right to use the Nextel Direct Connect® brand or such other brand selected by Sprint in connection with the offering of Q-Chat.
  Sprint will use commercially reasonable efforts to afford to the Company the right to offer Boost branded CDMA products and services in the Company’s territory.  If the parties are unable to reach agreement within 120 days, Sprint will permit the Company to offer an independent wireless prepaid plan in the Company’s territory, subject to certain limitations.
  The parties agreed to brand usage at NASCAR races and other related events held in the Company’s territory.
  Sprint will have the right to install an integrated wireless solution for a large national customer of Sprint at several facilities located in the Company’s territory.
  The parties have agreed to dismiss the ongoing arbitration proceedings between them relating to the establishment of fees for the CCPU rate and the CPGA rate, as well as the dispute regarding the reciprocal roaming rates.  Additionally, Sprint has agreed to drop its formal dispute regarding data roaming expenses settled between the parties beginning in April 2007.  Based on Sprint’s calculations, the aggregate amount in dispute through December 31, 2007, was approximately $10.5 million (of which amount approximately $8.5 million relates to the seven months that Sprint has formally disputed).

If these new CCPU and CPGA rates and reciprocal roaming rates, including the provision providing for the elimination of 3G data roaming settlement between the parties, had been in effect for the year ended December 31, 2007, roaming revenue, cost of service and roaming, and selling and marketing expense would have been reduced by $43.6 million, $43.5 million and $0.3 million, respectively.  The net effect of these changes for the year ended December 31, 2007, would have been a $0.2 million decrease in the Company’s net loss, not including any adjustment for the data roaming expense dispute described above.

In connection with the amendments to the Company’s affiliation agreements with Sprint PCS, Sprint and the Company also entered into a Limited Waiver and Consent Agreement pursuant to which the Company waived various provisions of the Forbearance Agreement, including restrictions that would have restricted the Ensemble rollout and prevented the installation of the integrated wireless solution at certain facilities located in the Company’s territory.  The Forbearance Agreement was entered into by the Company and Sprint in July 2005 to outline Sprint’s agreement not to take certain actions following Sprint’s merger with Nextel.

Copies of the amendments to the Company’s affiliation agreements with Sprint PCS and the Limited Waiver and Consent Agreement will be filed as exhibits to the Company’s Annual Report on Form 10-K.

Item 2.02   Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition.”

On March 3, 2008, the Company reported financial results for the fourth quarter and year ended December 31, 2007, and announced that it amended its affiliation agreements with Sprint PCS.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.

99.1  Press Release by iPCS, Inc., dated March 3, 2008, reporting financial results for the fourth quarter and year ended December 31, 2007, and announcing that it amended its affiliation agreements with Sprint PCS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.

Date: March 3, 2008
	By:	/s/ Edmund L. Quatmann, Jr.
	Name:	Edmund L. Quatmann, Jr.
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

99.1  Press Release by iPCS, Inc., dated March 3, 2008, reporting financial results for the fourth quarter and year ended December 31, 2007, and announcing that it amended its affiliation agreements with Sprint PCS.